EXHIBIT 99.1

Evome Medical Technologies Reduces Acquisition Debt, Bolsters Management Team to Support SpaceTeck Knee™ and Reactive Step Trainer 2024 Product Roll-Out

New York, New York, January 31, 2024 - Evome Medical Technologies Inc. (the "Company") (TSXV: EVMT) announced it has reduced acquisition bank debt by $535,093 as a result of the sale of Arrowhead Medical, LLC ("Arrowhead"), originally acquired in May 2023 (see News Release dated May 16, 2023). As part of the adjustment, Arrowhead will continue to serve as the exclusive distributor of Biodex products in the Midwest United States and a further $209,171 of intercompany debt will be reduced.

The Company continues to look to make improvements to its balance sheet as it focuses on revenue and profit growth as it prepares to launch two new products in 2024, the SpaceTek Knee™, an isokinetic device co-developed with NASA, and the Reactive Step Trainer, a device designed to improve balance and reduce tripping and falling with primarily elderly patients.

As part of the new product roll out, which is targeted to increase the market for Biodex products, Mr. Carmine Tronolone has been promoted to General Manager of Biodex Production in Long Island, New York; Mr. Bill Hauer has been recently appointed Vice President of Marketing and Sales, and Cherine Pottinger-Harris will serve as Controller and Director of Finance for Biodex, and Natalia Vakhitova has retired as CFO.

"We had a great relaunch of the new Evome at the AlphaNorth Capital event in the Bahamas last week for investors," said Mike Seckler, CEO. "It was a unique opportunity to highlight our new product strategy, which increases our addressable market significantly, as well as our plan to grow a profitable company with a new set of investors. We are moving from a low margin contract manufacturing business to a higher gross margin medical device business, and I am looking forward to building on our solid turn around at end of 2023 with a strong year in 2024."

Pursuant to an LLC Membership Interest Purchase Agreement dated January 15, 2024, the original vendor (the "Vendor") of Arrowhead has agreed to acquire, and the Company, indirectly through a subsidiary, has agreed to sell, all of the issued and outstanding LLC membership equity interests of Arrowhead, in consideration for (i) the Vendor making a cash payment to the Company of $209,171 (ii) the Vendor returning to the Company for cancellation the 1,000,000 Class "A" non-voting common shares of the  Company which were issued by the Company to the Vendor on May 16, 2023, and (iii) the termination of the obligation to issue earn-out payment shares to the Vendor pursuant to the original Stock Purchase Agreement dated May 16, 2023. At the time of the sale Arrowhead had $535,093 of debt and $209,171 of cash, and it represented 2.5% of the Company's revenue and had no impact on the Company's net income for its most recently reported quarter.

The Company also announces that it has granted an aggregate of 460,000 stock options to Mr. Tronolone, Mr. Hauer and Ms. Pottinger-Harris at an exercise price equal to the closing price of its common shares on the TSX Venture Exchange on the date hereof, vesting over three years and expiring between January 9, 2029 and January 31, 2029.

For more information please contact:

Mike Seckler

Chief Executive Officer

Tel: 1 (800) 760-6826

Email: Info@evomemedical.com

Additional Information

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Unless otherwise specified, all dollar amounts in this press release are expressed in Canadian dollars.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could", "should", "potential", "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate to the Company, including: the timing and number of products the Company intends to launch; the Company's plan to grow a profitable company with a new set of investors; the Company moving from a low margin contract manufacturing business to a higher gross margin medical device business; and the Company having a strong year in 2024. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions, including: the Company expecting increased demand for its products at increased prices and with additional distribution agreements to result in the growth of profits in 2024; the Company's attendance at investor conferences resulting in new investors; and the Company expecting to improve its product mix by increasing sales of high-margin products compared to its lower margin manufacturing sales. The Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include but are not limited to the general business and economic conditions in the regions in which the Company operates; the ability of the Company to execute on key priorities, including the successful completion of acquisitions, business retention, and strategic plans and to attract, develop and retain key executives; difficulty integrating newly acquired businesses; ongoing or new disruptions in the supply chain, the extent and scope of such supply chain disruptions, and the timing or extent of the resolution or improvement of such disruptions; the ability to implement business strategies and pursue business opportunities; disruptions in or attacks (including cyber-attacks) on the Company's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud or other criminal behavior to which  the Company is exposed; the failure of third parties to comply with their obligations to  the Company or its affiliates; the impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the overall difficult litigation environment, including in the United States; increased competition; changes in foreign currency rates; increased funding costs and market volatility due to market illiquidity and competition for funding; the availability of funds and resources to pursue operations; critical accounting estimates and changes to accounting standards, policies, and methods used by the Company; the occurrence of natural and unnatural catastrophic events and claims resulting from such events; as well as those risk factors discussed or referred to in the Company's disclosure documents filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedarplus.ca. Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.